Exhibit 99.1

Sunrun Reports Third Quarter 2016 Financial Results

Revenues of $112 million, 36% Year-Over-Year Growth

Raising deployment guidance for 2016 to 285 MW, 40% Year-Over-Year Growth

SAN FRANCISCO, November 10, 2016, Sunrun (Nasdaq: RUN), the largest dedicated residential solar company in the United States, today announced financial results for the third quarter ended September 30, 2016.

Third Quarter 2016 Operating Highlights

•	Total deployments of 80 MW, an increase of 43% year-over-year
•	Net Present Value created of $76 million, an increase of 53% year-over-year
•	Creation Cost per watt improved by $0.38, or 10% from Q3 2015
•	Cumulative MW deployed of 801 MW

“We are pleased to deliver Q3 results that beat targets on customer installations, net present value and cost improvements, and to raise guidance slightly for the full year,” said Lynn Jurich, Sunrun’s chief executive officer. “We have achieved these targets by consistently executing our strategy of delivering the industry’s most valuable and satisfied customer base, aligning our product offerings with customer demand and taking share in attractive markets. We are proud to partner with our growing base of customers to lead a transition to clean energy that will grow for decades to come.”

Key Operating Metrics

In the third quarter of 2016, total MW deployed increased to 80 MW from 56 MW in the third quarter of 2015, a 43% year-over-year increase.

NPV created in the third quarter of 2016 was $76 million, a 53% increase from $50 million in the third quarter of 2015.  Pre-tax project value per watt was $4.43, compared to $4.70 in the third quarter of 2015. Creation cost per watt was $3.37 in the third quarter of 2016 compared to $3.75 in the third quarter of 2015. NPV per watt created in the third quarter of 2016 was $1.06 compared to $0.95 in the third quarter of 2015.

Net bookings were 79 MW, up 5 MW from Q2 2016.

Estimated nominal contracted payments remaining as of September 30, 2016 totaled $3.0 billion, up $813 million or 37% since September 30, 2015. Estimated retained value as of September 30, 2016 was $1.9 billion, up $539 million, or 39%, since September 30, 2015.

Financing Activities

As of November 10, 2016, we have project finance capacity through approximately Q2 2017..

Third Quarter 2016 GAAP Results

Total revenue grew to $112.0 million in the third quarter of 2016, up $29.4 million, or 36% from the third quarter of 2015.  Operating leases and incentives revenue grew 36% year-over-year to $43.2 million. Solar energy systems and product sales grew 35% year-over-year to $68.9 million.

Total cost of revenue was $98.0 million, an increase of 30% year-over-year. Total operating expenses were $163.1 million, an increase of 12% year-over-year.

Net income available to common stockholders was $16.9 million in the third quarter of 2016, compared to net income available to common stockholders of $32.6 million in the second quarter of 2016, and $27.7 million net loss available to common stockholders in the third quarter of 2015.

Diluted net earnings per share available to common shareholders was $0.16 per share.

Guidance for Q4 and Full Year 2016

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

In Q4, we expect to deploy approximately 80 MW. As such, for full year 2016, we are raising deployment guidance from 270 to 280 MW to approximately 285 MW.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its third quarter 2016 results and outlook for its fourth quarter and full year of 2016 at 2:00 p.m. Pacific Time today, November 10, 2016. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of the Company’s website at http://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 470-1078 (domestic) or (615) 247-0087 (international) using ID #98536307. A replay will be available following the call via the Sunrun Investor Relations website or for one week at the following numbers (855) 859-2056 (domestic) or (404) 537-3406 (international) using ID #98536307.

About Sunrun

Sunrun (Nasdaq: RUN) is the largest dedicated residential solar company in the United States with a mission to create a planet run by the sun. Since establishing the solar as a service model in 2007, Sunrun continues to lead the industry in providing clean energy to homeowners with little to no upfront cost and at a savings to traditional electricity rates. The company designs, installs, finances, insures, monitors and maintains the solar panels on a homeowner's roof, while families receive predictable pricing for 20 years or more. For more information please visit: www.sunrun.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding our future financial and operating guidance, operational and financial results such as growth, value creation, MW bookings and deployments, estimates of nominal contracted payments remaining, estimated retained value, project value, estimated creation costs and NPV, and the assumptions related to the calculation of the foregoing metrics, as well as our expectations regarding our growth and financing capacity. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels and other raw materials; our limited operating history, particularly as a new public company; our ability to attract and retain our relationships with third parties, including our solar partners; our ability to meet the covenants in our investment funds and debt facilities; and such other risks identified in the reports that we file with the U.S. Securities and Exchange Commission, or SEC, from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Consolidated Balance Sheets

(In Thousands)

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash	$207,477	$203,864
Restricted cash	11,944	9,203
Accounts receivable, net	51,031	60,275
State tax credits receivable	—	9,198
Inventories	85,941	71,258
Prepaid expenses and other current assets	12,589	5,917
Total current assets	368,982	359,715
Restricted cash	6,117	8,094
Solar energy systems, net	2,461,506	1,992,021
Property and equipment, net	52,861	44,866
Intangible assets, net	19,551	22,705
Goodwill	87,543	87,543
Prepaid tax asset	323,676	190,146
Other assets	35,932	29,502
Total assets	$3,356,168	$2,734,592
Liabilities and total equity
Current liabilities:
Accounts payable	$88,669	$104,133
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	9,817	8,144
Accrued expenses and other liabilities	57,363	49,146
Deferred revenue, current portion	67,553	59,726
Deferred grants, current portion	14,374	13,949
Capital lease obligations, current portion	11,127	8,951
Long-term non-recourse debt, current portion	12,573	4,722
Lease pass-through financing obligation, current portion	5,177	3,710
Total current liabilities	266,653	252,481
Deferred revenue, net of current portion	582,276	559,066
Deferred grants, net of current portion	208,952	220,784
Capital lease obligations, net of current portion	15,582	15,042
Recourse debt	244,000	197,000
Long-term non-recourse debt, net of current portion	558,900	333,042
Lease pass-through financing obligation, net of current portion	138,121	153,188
Other liabilities	11,356	7,144
Deferred tax liabilities	334,127	190,146
Total liabilities	2,359,967	1,927,893
Redeemable noncontrolling interests	150,903	147,139
Stockholders’ equity	630,939	554,069
Noncontrolling interests	214,359	105,491
Total equity	845,298	659,560
Total liabilities, redeemable noncontrolling interests and total equity	$3,356,168	$2,734,592

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenue:
Operating leases and incentives	$43,150	$31,650	$123,084	$88,416
Solar energy systems and product sales	68,883	50,950	210,230	116,551
Total revenue	112,033	82,600	333,314	204,967
Operating expenses:
Cost of operating leases and incentives	40,770	28,723	117,478	77,167
Cost of solar energy systems and product sales	57,264	46,468	176,376	106,422
Sales and marketing	40,192	45,382	127,096	104,284
Research and development	2,458	2,240	7,294	7,019
General and administrative	21,331	21,486	68,193	61,469
Amortization of intangible assets	1,051	1,051	3,154	2,644
Total operating expenses	163,066	145,350	499,591	359,005
Loss from operations	(51,033)	(62,750)	(166,277)	(154,038)
Interest expense, net	13,957	8,475	38,535	24,038
Loss on early extinguishment of debt	—	—	—	431
Other expenses (income), net	42	87	(460)	1,405
Loss before income taxes	(65,032)	(71,312)	(204,352)	(179,912)
Income tax expense (benefit)	9,936	903	13,146	(5,312)
Net loss	(74,968)	(72,215)	(217,498)	(174,600)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(91,846)	(69,447)	(280,153)	(161,377)
Net income (loss) attributable to common stockholders	$16,878	$(2,768)	$62,655	$(13,223)
Less: Deemed dividend to convertible preferred stockholders	—	(24,890)	—	(24,890)
Net income (loss) available to common stockholders	$16,878	$(27,658)	$62,655	$(38,113)

Net income (loss) per share available to common stockholders
Basic	$0.16	$(0.41)	$0.61	$(0.96)
Diluted	$0.16	$(0.41)	$0.60	$(0.96)
Weighted average shares used to compute net income (loss) per share available to common stockholders
Basic	102,707	67,732	101,988	39,612
Diluted	105,092	67,732	104,698	39,612

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Nine months ended September 30,
	2016	2015
Operating activities:
Net loss	$(217,498)	$(174,600)
Adjustments to reconcile net loss to net cash used in operating activities:
Noncash losses	3,432	2,545
Depreciation and amortization, net of amortization of deferred grants	73,570	51,059
Bad debt expense	722	1,158
Interest on lease pass-through financing obligations	9,051	9,425
Noncash tax expense (benefit)	13,146	(5,312)
Noncash interest expense	8,024	5,349
Stock-based compensation expense	14,026	10,427
Reduction in lease pass-through financing obligations	(14,149)	(16,059)
Changes in operating assets and liabilities:
Accounts receivable	9,183	(5,999)
Inventories	(14,573)	(27,993)
Prepaid and other assets	(5,135)	3,039
Accounts payable	(22,220)	37,605
Accrued expenses and other liabilities	8,014	5,568
Deferred revenue	7,176	31,856
Net cash used in operating activities	(127,231)	(71,932)

Investing activities:
Payments for the costs of solar energy systems, leased and to be leased	(530,295)	(408,861)
Purchases of property and equipment	(10,397)	(8,416)
Business acquisition, net of cash acquired	(5,000)	(14,575)
Net cash used in investing activities	(545,692)	(431,852)

Financing activities:
Proceeds from state tax credits, net of recapture	9,081	4,975
Proceeds from recourse debt	354,400	279,000
Repayment of recourse debt	(307,400)	(192,224)
Proceeds from non-recourse debt	249,820	150,000
Repayment of non-recourse debt	(18,113)	(8,938)
Payment of debt fees	(13,614)	(14,751)
Proceeds from lease pass-through financing obligations	14,242	73,300
Repayments of lease pass-through financing obligations	—	(88,918)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	422,207	215,724
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(27,749)	(20,248)
Proceeds from exercises of stock options, net of withholding taxes on restricted stock units and issuance of shares in connection with the Employee Stock Purchase Plan	4,704	3,188
Proceeds received and (offering costs paid) related to initial public offering	(437)	223,541
Payment of capital lease obligations	(9,668)	(2,670)
Change in restricted cash	(937)	(7,343)
Net cash provided by financing activities	676,536	614,636

Net increase in cash	3,613	110,852
Cash, beginning of period	203,864	152,154
Cash, end of period	$207,477	$263,006

Key Operating Metrics

	Three Months Ended September 30,
	2016	2015
MW Booked (during the period)	79	95
MW Deployed (during the period)	80	56
Cumulative MW Deployed (end of period)	801	528
Estimated Nominal Contracted Payments Remaining (in millions)	$3,031	$2,219
Estimated Retained Value under Energy Contract (in millions)	$1,290	$921
Estimated Retained Value of Purchase or Renewal (in millions)	$617	$447
Estimated Retained Value (in millions)	$1,907	$1,368
Estimated Retained Value (per watt)	$2.31	$2.30

	Three Months Ended September 30,
	2016	2015
Project Value (per watt)	$4.43	$4.70
Creation Cost (1) (per watt)	$3.37	$3.75
Unlevered NPV (per watt)	$1.06	$0.95
NPV (in millions)	$76	$50

(1)

Excludes initial direct costs (IDCs) paid prior to deployments and excludes non-cash items such as amortization of intangible assets and stock-based compensation, and contingent consideration related to an acquisition we completed in Q2 2015.

Definitions

Creation Cost includes (i) certain installation and general and administrative costs after subtracting the gross margin on solar energy systems and product sales divided by watts deployed during the measurement period and (ii) certain sales and marketing expenses under new Customer Agreements, net of cancellations during such period divided by the related watts booked.

Customers refers to residential customers with solar energy systems that are installed or under contract to install, net of cancellations.

Customer Agreements refers to, collectively, solar power purchase agreements and solar leases.

Estimated Nominal Contracted Payments Remaining equals the sum of the remaining cash payments that Customers are expected to pay over the initial terms of their Customer Agreements (not including the value of any renewal or system purchase at the end of the initial contract term, but including estimated uncollected prepayments), for systems contracted as of the measurement date.

Estimated Retained Value represents the cash flows, discounted at 6%, that we expect to receive from homeowners pursuant to Customer Agreements, net of estimated cash distributions to investors in consolidated joint ventures and estimated operating, maintenance and administrative expenses for systems contracted as of the measurement date. In calculating estimated retained value, we do not deduct customer payments we are obligated to pass through to investors in lease pass-throughs as these amounts are reflected on our balance sheet as long-term and short-term lease pass-through obligations, similar to the way that debt obligations are presented. In determining our finance strategy, we use lease pass-throughs and long-term debt in an equivalent fashion as the schedule of payments of distributions to the investors is more similar to the payment of interest to lenders that the IRRs paid in other tax equity structures to investors.

Estimated Retained Value Under Energy Contract represents the net cash flows during the initial (typically 20 year) term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015).

Estimated Retained Value of Purchase or Renewal is the forecasted net present value we would receive upon or following the expiration of the initial contract term (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term).

Estimated Retained Value Per Watt is calculated by dividing the estimated retained value as of the measurement date by the aggregate nameplate capacity of solar energy systems deployed with executed Customer Agreements as of such date.

MW Booked represents the aggregate megawatt production capacity of our solar energy systems sold directly to customers or subject to an executed Customer Agreement, net of cancellations.

MW Deployed represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to executed Customer Agreements, for which we have (i) confirmation that the systems are installed on the roof, subject to final inspection or (ii) in the case of certain system installations by our partners, accrued at least 80% of the expected project cost.

NPV equals Unlevered NPV multiplied by leased megawatts deployed in period.

Project Value represents the value of upfront and future payments by customers, the benefits received from utility and state incentives, as well as the present value of net proceeds derived through investment funds. Specifically, project value is calculated as the sum of the following items (all measured on a per-watt basis with respect to megawatts deployed under Customer Agreements during the period): (i) estimated retained value, (ii) utility or upfront state incentives, (iii) upfront payments from customers for deposits and partial or full prepayments of amounts otherwise due under Customer Agreements and which are not already included in estimated retained value and (iv) finance proceeds from tax equity investors.  Project value includes contracted SRECs for all periods after July 1, 2015. Project value does not include cash true-up payments or the value of asset contributions in lieu of cash true-up payments made to investment fund investors, the cumulative impact of which is expected to be immaterial in 2016.

Unlevered NPV equals the difference between project value and estimated creation cost on a per watt basis.

Investor Relations Contact:

Charlotte Coultrap-Bagg

Investors@sunrun.com

(415) 510-4833